Exhibit 99.1

Amarin Reports Record Fourth Quarter and Full Year 2019 Financial Results and

Provides Update on Operations

Record Revenue of $429.8 Million and $143.3 Million for Full Year and Fourth Quarter 2019

Launch Commenced of VASCEPA® as First and Only Drug with Its

New Cardiovascular Risk Reduction Indication

Management to Host Conference Call at 4:30 p.m. ET Today

DUBLIN, Ireland and BRIDGEWATER, N.J., Feb. 25, 2020 -- Amarin Corporation plc (NASDAQ:AMRN), today announced financial results for the quarter and year ended December 31, 2019 and provided an update on company operations.

Key Amarin recent achievements include:

•

FDA approval for new indication: On December 13, 2019, Amarin announced that VASCEPA® (icosapent ethyl) became the first and only drug with its FDA-approved indication for reducing cardiovascular risk in patients with persistent high cardiovascular risk despite maximally tolerated statin therapy. This approval, which followed a 16-0 favorable FDA advisory committee recommendation, positions VASCEPA as a new treatment option to reduce cardiovascular events in millions of high-risk patients.

•

Revenue growth: Net total revenue reached an annual record level of $429.8 million in 2019, an increase of 87% over 2018. Net total revenue reached a quarterly record level of $143.3 million in the fourth quarter of 2019, an increase of 85% over the fourth quarter of 2018.

•

U.S. prescription growth: Growth in net product revenue was driven by increased volume of VASCEPA sales supported by increased prescription levels. Normalized prescriptions for VASCEPA in the fourth quarter of 2019 increased by 84% and 85% compared to the same period of 2018 based on data from Symphony Health Solutions and IQVIA, respectively.

•

Commercialization evolution: The launch of VASCEPA for its new cardiovascular risk reduction indication commenced in January 2020 with updated educational and promotional materials for use with healthcare professionals. Educational and promotional materials for patients, such as a television advertisement referencing 25% cardiovascular event reduction with VASCEPA for indicated patients, is anticipated to commence in mid-2020 following customary review by regulatory authorities. Thus far, while early, the launch is proceeding as expected.

•

Third-party support: Eight medical societies now recommend icosapent ethyl (brand name VASCEPA) for reducing cardiovascular risk in patients with persistent high cardiovascular risk despite statin therapy as studied in REDUCE-IT. Multiple pharmacoeconomic analyses have concluded that VASCEPA is cost effective, with the most comprehensive of these analyses indicating that VASCEPA can save money for society in most scenarios by reducing long term healthcare costs. Managed care coverage, which remains dynamic, has improved overall for VASCEPA in 2020, including expanded coverage by various payers in January and February with additional improvements expected in coming months on top of what was already good coverage by most insurance companies. In addition, the unique effects of VASCEPA were underscored by a series of failed cardiovascular outcomes studies conducted by others of omega-3 mixtures.
•

Strong balance sheet to support commercial launch: At December 31, 2019, Amarin had $644.6 million of cash and cash equivalents, $116.4 million in net accounts receivable ($149.6 million in gross accounts receivable before allowances and reserves), and $76.8 million in inventory. Management believes that these resources are adequate to achieve cash flow positivity from VASCEPA based on its current plans, assuming other significant variables remain in line with management expectations.

•

International progress: In Canada, VASCEPA was approved near the end of 2019 and Amarin’s commercial partner in Canada very recently began promoting VASCEPA. In Europe, in December 2019, Amarin announced that its marketing application for VASCEPA was accepted for review with approval anticipated in late 2020. In China, the clinical trial of VASCEPA being conducted by Amarin’s partner is progressing with anticipated completion before the end of 2020.

“2019 was a transformational year for Amarin and for preventative cardiovascular patient care,” commented John Thero, Amarin’s president and chief executive officer. “VASCEPA became the first and only FDA approved therapy for its new cardiovascular risk reduction indication. Our record 2019 revenue levels, together with the recent FDA-approved VASCEPA label expansion, excellent employees and strong third-party support, all position Amarin for considerably further growth in 2020 and beyond. Based on feedback thus far, we are confident that healthcare professionals will appreciate the clinical effectiveness and safety profile of VASCEPA and that they will agree that many patients can benefit from this unique product. In 2020, we plan to prioritize market education and promotion to expand the usage of VASCEPA for the benefit of at-risk patients. This is the advent of a new era in preventative cardiovascular care.”

Guidance Reaffirmed

Amarin reaffirms its previously provided guidance of 2020 net total revenue of $650 to $700 million, predominately from sales of VASCEPA in the United States. Amarin also reaffirms its other previously provided guidance as follows:

•

Sales force expansion: Expansion of Amarin’s sales force size to approximately 800 sales representatives in the United States is expected to be completed in early 2020. Amarin’s sales force is now doubled as compared to 2019. Corresponding to this sales force growth, health care professional targets have been expanded from approximately 50,000 to a planned 75,000 physicians along with scheduled increased frequency in the number of calls to these targets.

•	Inventory increases: Purchase approximately $250 million of inventory is planned for 2020, which is approximately twice the amount spent for inventory purchases in 2019.
•

Operating expenses: Operating expenses are expected to increase approximately $200 to $250 million over 2019 levels. Included in this estimate are increased costs associated with the previously described sales force expansion as well as increased costs for other VASCEPA promotional activities such as direct-to-consumer advertising.

ANDA Litigation

Amarin remains engaged in ongoing patent litigation with generic pharmaceutical companies. The trial portion of the litigation was completed in late January. Post-trial briefs are expected to be publicly available on the court docket on February 28th. Owing to the ongoing nature of this litigation, Amarin does not plan to provide commentary on the litigation outside of its court filings until publication of the court’s decision, which, based on court proceedings, is expected near the end of March.

Prescription Growth

Normalized prescriptions for VASCEPA (prescription of 120 grams of VASCEPA representing a one-month supply) increased by 78% and 77% in 2019 compared to 2018 based on data from Symphony Health and IQVIA, respectively, and increased by 84% and 85% in the fourth quarter of 2019 compared to the same period in 2018, respectively. Estimated normalized VASCEPA prescriptions, based on data from Symphony Health and IQVIA, totaled approximately 992,000 and 909,000 in the fourth quarter of 2019, respectively.

Financial Update

Net total revenue for the years ended December 31, 2019 and 2018 was $429.8 million and $229.2 million, respectively. Net product revenue for the years ended December 31, 2019 and 2018 was $427.4 million and $228.4 million, respectively. Net product revenue for the three months ended December 31, 2019 and 2018 was $142.0 million and $77.1 million, respectively. The increases in net product revenue for the full year and fourth quarter of 2019 are mainly attributed to increased volume sales of VASCEPA in the United States.

In addition, Amarin recognized licensing revenue of $2.4 million and $0.8 million for the years ended December 31, 2019 and 2018, respectively, under agreements for the commercialization of VASCEPA outside the United States.

Cost of goods sold for the years ended December 31, 2019 and 2018 was $96.0 million and $54.5 million, respectively. Cost of goods sold for the three months ended December 31, 2019 and 2018 was $30.7 million and $17.5 million, respectively. Gross margin on product sales was approximately 78% in the year and quarter ended December 31, 2019, respectively, as compared to approximately 76% and 77% in the year and quarter ended December 31, 2018, respectively.

Selling, general and administrative expenses for the years ended December 31, 2019 and 2018 was $323.6 million and $227.0 million, respectively. The increase is due primarily to increased commercial and other promotional costs for expansion following successful REDUCE-IT results (announced on September 24, 2018), including sales force expansion costs, partially offset by the company not extending its previous co-promotion agreement for VASCEPA beyond December 31, 2018.

Research and development expenses for the years ended December 31, 2019 and 2018 were $34.4 million and $55.9 million, respectively. This decrease is attributed to the decline in REDUCE-IT related costs following presentation of such results in November 2018.

Under U.S. GAAP, Amarin reported a net loss of $22.6 million for the year ended December 31, 2019, or basic and diluted loss per share of $0.07. This net loss included $30.9 million in non-cash stock-based compensation expense. For the year ended December 31, 2018, Amarin reported a net loss of $116.4 million, or basic and diluted loss per share of $0.39. This net loss included $18.8 million in non-cash stock-based compensation expense.

Excluding non-cash stock-based compensation expense, non-GAAP adjusted net income was $8.3 million for the year ended December 31, 2019, or non-GAAP adjusted basic and diluted earnings per share of $0.02, compared to non-GAAP adjusted net loss of $97.6 million for the year ended December 31, 2018, or non-GAAP adjusted basic and diluted loss per share of $0.33.

As of December 31, 2019, the company had $644.6 million in cash and cash equivalents, $116.4 million in net accounts receivable ($149.6 million in gross accounts receivable before allowances and reserves), which are current, and $76.8 million in inventory. The company believes that, based on its plans and expectations, the company’s cash and cash equivalents will be sufficient to fund the company’s projected operations and is adequate to achieve positive cash flow from the commercial launch of VASCEPA.

As of December 31, 2019, the company had accounts payable and accrued expenses of $189.8 million which increased from $121.8 million at December 31, 2018 primarily due to the company’s growth, including supplier payments associated with the increased levels of VASCEPA inventory associated with supporting increased revenue and the magnitude and timing of rebates.

As of December 31, 2019, Amarin had approximately 360.1 million ADSs and ordinary shares outstanding, 28.9 million common share equivalents of Series A Convertible Preferred Shares outstanding and approximately 15.6 million equivalent shares underlying stock options at a weighted-average exercise price of $6.43, as well as 6.9 million equivalent shares underlying restricted or deferred stock units.

Conference Call and Webcast Information:

Amarin will host a conference call February 25, 2020, at 4:30 p.m. ET to discuss this information. The conference call can be heard live on the investor relations section of the company's website at www.amarincorp.com, or via telephone by dialing 877-407-8033 within the United States, 201-689-8033 from outside the United States, or by using the call back feature at https://bit.ly/2uIDg0X. A replay of the call will be made available for a period of two weeks following the conference call. To hear a replay of the call, dial 877-481-4010, PIN: 33174. A replay of the call will also be available through the company's website shortly after the call.

Use of Non-GAAP Adjusted Financial Information

Included in this press release are non-GAAP adjusted financial information as defined by U.S. Securities and Exchange Commission Regulation G. The GAAP financial measure most directly comparable to each non-GAAP adjusted financial measure used or discussed, and a reconciliation of the differences between each non-GAAP adjusted financial measure and the comparable GAAP financial measure, is included in this press release after the condensed consolidated financial statements.

Non-GAAP adjusted net income (loss) was derived by taking GAAP net income  (loss) and adjusting it for non-cash stock-based compensation expense. Management uses these non-GAAP adjusted financial measures for internal reporting and forecasting purposes, when publicly providing its business outlook, to evaluate the company’s performance and to evaluate and compensate the company’s executives. The company has provided these non-GAAP financial measures in addition to GAAP financial results because it believes that these non-GAAP adjusted financial measures provide investors with a better understanding of the company’s historical results from its core business operations.

While management believes that these non-GAAP adjusted financial measures provide useful supplemental information to investors regarding the underlying performance of the company’s business operations, investors are reminded to consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures prepared in accordance with GAAP. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the company’s results of operations as determined in accordance with GAAP. In addition, it should be noted that these non-GAAP financial measures may be different from non-GAAP measures used by other companies, and management may utilize other measures to illustrate performance in the future.

About Amarin

Amarin Corporation plc is a rapidly growing, innovative pharmaceutical company focused on developing and commercializing therapeutics to cost-effectively improve cardiovascular health. Amarin’s lead product, VASCEPA® (icosapent ethyl), is available by prescription in the United States, Canada, Lebanon and the United Arab Emirates. Amarin, together with its commercial partners in select geographies, is pursuing additional regulatory approvals for VASCEPA in China, the European Union and the Middle East. For more information about Amarin, visit www.amarincorp.com.

About Cardiovascular Risk

The number of deaths in the United States attributed to cardiovascular disease continues to rise.1,2 There are 605,000 new and 200,000 recurrent heart attacks per year (approximately 1 every 40 seconds), in the United States. Stroke rates are similar, accounting for 1 of every 19 U.S. deaths (approximately 1 every 40 seconds).3

Controlling bad cholesterol, also known as LDL-C, is one way to reduce a patient’s risk for cardiovascular events, such as heart attack, stroke or death. However, even with the achievement of target LDL-C levels, millions of patients still have significant and persistent risk of cardiovascular events, especially those patients with high triglycerides. Statin therapy has been shown to control LDL-C, thereby reducing the risk of cardiovascular events by 25-35% – but that still leaves a 65-75% risk remaining.4 People with high triglycerides have 35% more cardiovascular events compared to people with normal (in range) triglycerides taking statins.5,6,7

About VASCEPA® (icosapent ethyl) Capsules

VASCEPA (icosapent ethyl) capsules are the first-and-only prescription treatment approved by the FDA comprised solely of the active ingredient, icosapent ethyl (IPE), a unique form of eicosapentaenoic acid. VASCEPA was initially launched in the United States in 2013 based on the drug’s initial FDA approved indication for use as an adjunct therapy to diet to reduce triglyceride levels in adult patients with severe (≥500 mg/dL) hypertriglyceridemia. Since launch, VASCEPA has been prescribed over eight million times and is covered by most major medical insurance plans. The new, cardiovascular risk indication for VASCEPA was approved by the FDA in December 2019.

Indications and Limitation of Use

VASCEPA is indicated:

•

As an adjunct to maximally tolerated statin therapy to reduce the risk of myocardial infarction, stroke, coronary revascularization and unstable angina requiring hospitalization in adult patients with elevated triglyceride (TG) levels (≥ 150 mg/dL) and

o	established cardiovascular disease or
o	diabetes mellitus and two or more additional risk factors for cardiovascular disease.
•	As an adjunct to diet to reduce TG levels in adult patients with severe (≥ 500 mg/dL) hypertriglyceridemia.

The effect of VASCEPA on the risk for pancreatitis in patients with severe hypertriglyceridemia has not been determined.

Important Safety Information

•	VASCEPA is contraindicated in patients with known hypersensitivity (e.g., anaphylactic reaction) to VASCEPA or any of its components.
•

VASCEPA was associated with an increased risk (3% vs 2%) of atrial fibrillation or atrial flutter requiring hospitalization in a double-blind, placebo-controlled trial. The incidence of atrial fibrillation was greater in patients with a previous history of atrial fibrillation or atrial flutter.

•

It is not known whether patients with allergies to fish and/or shellfish are at an increased risk of an allergic reaction to VASCEPA. Patients with such allergies should discontinue VASCEPA if any reactions occur.

•

VASCEPA was associated with an increased risk (12% vs 10%) of bleeding in a double-blind, placebo-controlled trial. The incidence of bleeding was greater in patients receiving concomitant antithrombotic medications, such as aspirin, clopidogrel or warfarin.

•

Common adverse reactions in the cardiovascular outcomes trial (incidence ≥3% and ≥1% more frequent than placebo): musculoskeletal pain (4% vs 3%), peripheral edema (7% vs 5%), constipation (5% vs 4%), gout (4% vs 3%), and atrial fibrillation (5% vs 4%).

•	Common adverse reactions in the hypertriglyceridemia trials (incidence >1% more frequent than placebo): arthralgia (2% vs 1%) and oropharyngeal pain (1% vs 0.3%).
•	Adverse events may be reported by calling 1-855-VASCEPA or the FDA at 1-800-FDA-1088.
•	Patients receiving VASCEPA and concomitant anticoagulants and/or anti-platelet agents should be monitored for bleeding.

Key clinical effects of VASCEPA on major adverse cardiovascular events are included in the Clinical Studies section of the prescribing information for VASCEPA, as set forth below:

Effect of VASCEPA on Time to First Occurrence of Cardiovascular Events in Patients with Elevated Triglyceride levels and Other Risk Factors for Cardiovascular Disease in REDUCE-IT

	VASCEPA		Placebo		VASCEPA vs Placebo
	N = 4089 n (%)	Incidence Rate (per 100 patient years)	N = 4090 n (%)	Incidence Rate (per 100 patient years)	Hazard Ratio (95% CI)
Primary composite endpoint
Cardiovascular death, myocardial infarction, stroke, coronary revascularization, hospitalization for unstable angina (5-point MACE)	705 (17.2)	4.3	901 (22.0)	5.7	0.75 (0.68, 0.83)
Key secondary composite endpoint
Cardiovascular death, myocardial infarction, stroke (3-point MACE)	459 (11.2)	2.7	606 (14.8)	3.7	0.74 (0.65, 0.83)
Other secondary endpoints
Fatal or non-fatal myocardial infarction	250 (6.1)	1.5	355 (8.7)	2.1	0.69 (0.58, 0.81)

	VASCEPA		Placebo		VASCEPA vs Placebo
	N = 4089 n (%)	Incidence Rate (per 100 patient years)	N = 4090 n (%)	Incidence Rate (per 100 patient years)	Hazard Ratio (95% CI)
Emergent or urgent coronary revascularization	216 (5.3)	1.3	321 (7.8)	1.9	0.65 (0.55, 0.78)
Cardiovascular death [1]	174 (4.3)	1.0	213 (5.2)	1.2	0.80 (0.66, 0.98)
Hospitalization for unstable angina [2]	108 (2.6)	0.6	157 (3.8)	0.9	0.68 (0.53, 0.87)
Fatal or non-fatal stroke	98 (2.4)	0.6	134 (3.3)	0.8	0.72 (0.55, 0.93)

[1] Includes adjudicated cardiovascular deaths and deaths of undetermined causality.

[2] Determined to be caused by myocardial ischemia by invasive/non-invasive testing and requiring emergent hospitalization.

FULL VASCEPA PRESCRIBING INFORMATION CAN BE FOUND AT WWW.VASCEPA.COM.

Forward-Looking Statements

This press release contains forward-looking statements, including expectations regarding cash flow positive status, operating expenses, inventory purchases, managed care coverage for VASCEPA, regulatory reviews in Europe and elsewhere, commercial and international expansion, prescription growth and revenue growth and guidance on future revenue levels; and expectations that REDUCE-IT results could lead to a new era in preventative cardiovascular care. These forward-looking statements are not promises or guarantees and involve substantial risks and uncertainties. In addition, Amarin's ability to effectively commercialize VASCEPA will depend in part on its ability to continue to effectively finance its business, efforts of third parties, its ability to create market demand for VASCEPA through education, marketing and sales activities, to achieve broad market acceptance of VASCEPA, to receive adequate levels of reimbursement from third-party payers, to develop and maintain a consistent source of commercial supply at a competitive price, to comply with legal and regulatory requirements in connection with the sale and promotion of VASCEPA and to maintain patent protection for VASCEPA. Among the factors that could cause actual results to differ materially from those described or projected herein include the following: uncertainties associated generally with research and development, clinical trials and related regulatory approvals; the risk that sales may not meet expectations and related cost may increase beyond expectations; the risk that patents may not be determined to be infringed or upheld in patent litigation and applications may not result in issued patents sufficient to protect the VASCEPA franchise. A further list and description of these risks, uncertainties and other risks associated with an investment in Amarin can be found in Amarin's filings with the U.S. Securities and Exchange Commission, including its most recent quarterly report on Form 10-Q and annual report on Form 10-K. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Amarin undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. Amarin’s forward-looking statements do not reflect the potential impact of significant transactions the company may enter into, such as mergers, acquisitions, dispositions, joint ventures or any material agreements that Amarin may enter into, amend or terminate.

Availability of Other Information About Amarin

Investors and others should note that Amarin communicates with its investors and the public using the company website (www.amarincorp.com), the investor relations website (investor.amarincorp.com), including but not limited to investor presentations and investor FAQs, Securities and Exchange Commission filings, press releases, public conference calls and webcasts. The information that Amarin posts on these channels and websites could be deemed to be material information. As a result, Amarin encourages investors, the media, and others interested in Amarin to review the information that is posted on these channels, including the investor relations website, on a regular basis. This list of channels may be updated from time to time on Amarin’s investor relations website and may include social media channels. The contents of Amarin’s website or these channels, or any other website that may be accessed from its website or these channels, shall not be deemed incorporated by reference in any filing under the Securities Act of 1933.

Amarin Contact Information

Investor and Media Inquiries:

Elisabeth Schwartz

Investor Relations

Amarin Corporation plc

In U.S.: +1 (908) 719-1315

investor.relations@amarincorp.com (investor inquiries)

PR@amarincorp.com (media inquiries)

Lee M. Stern

Solebury Trout

In U.S.: +1 (646) 378-2992

lstern@soleburytrout.com

CONSOLIDATED BALANCE SHEET DATA
(U.S. GAAP)
Unaudited *

	December 31, 2019	December 31, 2018
	(in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$644,588	$249,227
Restricted cash	3,907	1,500
Accounts receivable, net	116,430	66,523
Inventory	76,769	57,802
Prepaid and other current assets	13,311	2,945
Total current assets	855,005	377,997
Property, plant and equipment, net	2,361	63
Operating lease right-of-use asset	8,511	—
Other long-term assets	1,074	174
Intangible asset, net	15,258	7,480
TOTAL ASSETS	$882,209	$385,714
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$49,950	$37,632
Accrued expenses and other current liabilities	139,826	84,171
Current portion of long-term debt from royalty-bearing instrument	50,130	34,240
Deferred revenue, current	2,342	1,220
Total current liabilities	242,248	157,263
Long-Term Liabilities:
Long-term debt from royalty-bearing instrument	—	46,108
Deferred revenue, long-term	18,504	19,490
Long-term operating lease liability	9,443	—
Other long-term liabilities	3,751	10,523
Total liabilities	273,946	233,384
Stockholders’ Equity:
Preferred stock	21,850	21,850
Common stock	269,173	246,663
Additional paid-in capital	1,764,317	1,282,762
Treasury stock	(35,900)	(10,413)
Accumulated deficit	(1,411,177)	(1,388,532)
Total stockholders’ equity	608,263	152,330
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$882,209	$385,714

* Unaudited as a standalone schedule; copied from consolidated financial statements

CONSOLIDATED STATEMENTS OF OPERATIONS DATA
(U.S. GAAP)
Unaudited *

	Three Months Ended December 31,		Year Ended December 31,
	(in thousands, except per share amounts)		(in thousands, except per share amounts)
	2019	2018	2019	2018

Product revenue, net	$142,044	$77,085	$427,391	$228,371
Licensing revenue	1,233	245	2,364	843
Total revenue, net	143,277	77,330	429,755	229,214
Less: Cost of goods sold	30,665	17,509	96,019	54,543
Gross margin	112,612	59,821	333,736	174,671
Operating expenses:
Selling, general and administrative (1)	96,025	79,686	323,623	226,996
Research and development (1)	11,097	11,906	34,392	55,900
Total operating expenses	107,122	91,592	358,015	282,896
Operating income (loss)	5,490	(31,771)	(24,279)	(108,225)
Interest expense	(1,439)	(1,992)	(6,626)	(8,872)
Interest income	3,074	382	8,499	1,074
Other income (expense), net	107	(192)	(75)	(326)
Income (loss) from operations before taxes	7,232	(33,574)	(22,481)	(116,349)
Provision for income taxes	(164)	(96)	(164)	(96)
Net income (loss)	7,068	(33,670)	(22,645)	(116,445)
Earnings (loss) per share:
Basic	$0.02	$(0.11)	$(0.07)	$(0.39)
Diluted	$0.02	$(0.11)	$(0.07)	$(0.39)
Weighted average shares outstanding:
Basic	359,156	314,183	342,538	297,237
Diluted	401,039	314,183	342,538	297,237

* Unaudited as a standalone schedule; copied from consolidated financial statements
(1)

Excluding non-cash stock-based compensation, selling, general and administrative expenses were $297,321 and $211,088 for 2019 and 2018, respectively, and research and development expenses were $29,777 and $53,002, respectively, for the same periods. Excluding non-cash stock-based compensation as well as co-promotion fees paid to the company's U.S. co-promotion partner, selling, general and administrative expenses were $297,321 and $164,267 for 2019 and 2018, respectively.

RECONCILIATION OF NON-GAAP NET INCOME (LOSS)
Unaudited

	Three months ended December 31,		Year Ended December 31,
	(in thousands, except per share amounts)		(in thousands, except per share amounts)
	2019	2018	2019	2018

Net income (loss) for EPS - GAAP	7,068	(33,670)	(22,645)	(116,445)
Stock-based compensation expense	8,188	4,775	30,917	18,806
Adjusted net income (loss) for EPS - non GAAP	$15,256	$(28,895)	$8,272	$(97,639)

basic and diluted

Earnings (loss) per share:
Basic - non GAAP	$0.04	$(0.09)	$0.02	$(0.33)
Diluted - non GAAP	$0.04	$(0.09)	$0.02	$(0.33)

Weighted average shares:
Basic	359,156	314,183	342,538	297,237
Diluted	401,039	314,183	386,797	297,237

[1]	American Heart Association. Heart Disease and Stroke Statistics – 2019 Update: A Report from the American Heart Association. Published January 31, 2019.
[2]	American Heart Association / American Stroke Association. 2017. Cardiovascular disease: A costly burden for America projections through 2035.
[3]	American Heart Association: Heart Disease and Stroke Statistics -- 2019 At-a-Glance.
[4]	Ganda OP, Bhatt DL, Mason RP, et al. Unmet need for adjunctive dyslipidemia therapy in hypertriglyceridemia management. J Am Coll Cardiol. 2018;72(3):330-343.
[5]	Budoff M. Triglycerides and triglyceride-rich lipoproteins in the causal pathway of cardiovascular disease. Am J Cardiol. 2016;118:138-145.
[6]

Toth PP, Granowitz C, Hull M, et al. High triglycerides are associated with increased cardiovascular events, medical costs, and resource use: A real-world administrative claims analysis of statin-treated patients with high residual cardiovascular risk. J Am Heart Assoc. 2018;7(15):e008740.

[7]	Nordestgaard BG. Triglyceride-rich lipoproteins and atherosclerotic cardiovascular disease - New insights from epidemiology, genetics, and biology. Circ Res. 2016;118:547-563.